Exhibit 99.1 PRESS RELEASE, DATED FEBRUARY 8, 2012, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE THIRD QUARTER FISCAL 2012

EnerSys Reports Third Quarter Fiscal 2012 Results

Reading, PA, USA, February 8, 2012 — EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, announced today results for its third quarter of fiscal 2012, which ended on January 1, 2012.

Net earnings for the third quarter of fiscal 2012 were $36.8 million, or $0.77 per diluted share, including an unfavorable highlighted $0.03 per share impact from the $1.1 million, $1.4 million pre-tax, charge for restructuring plans and $0.7 million, $1.1 million pre-tax, for fees related to acquisition activities.

The net earnings of $0.77 per diluted share, which includes the highlighted items, compares to diluted net earnings per share of $0.67 for the third quarter of fiscal 2011, which included an unfavorable highlighted impact of $0.04 per share from the $1.4 million, $1.8 million pre-tax, charge for restructuring plans and $0.5 million, $0.6 million pre-tax, for fees related to acquisition activities.

Excluding these highlighted items, adjusted net earnings per diluted share for the third quarter of fiscal 2012, on a non-GAAP basis was $0.80, which exceeded the guidance of $0.67 to $0.71 per diluted share given by the Company on November 9, 2011. These earnings compare to the prior year third quarter adjusted net earnings of $0.71 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the third quarter of fiscal 2012 were $574.2 million, an increase of 13% from the prior year third quarter net sales of $508.6 million and a 5% sequential quarterly increase from the second quarter of fiscal 2012 net sales of $547.2 million. The 13% increase was the result of a 4% increase in organic volume, a 3% increase due to pricing and a 6% increase from acquisitions.

The Company’s operating results for its business segments for the third quarters of fiscal 2012 and 2011 are as follows:

	Quarter ended ($ Millions)
	January 1, 2012	January 2, 2011
Net sales by Segment
Europe	$247.6	$236.4
Americas	281.2	224.6
Asia	45.4	47.6

Total net sales	$574.2	$508.6

Operating earnings
Europe	$16.4	$16.4
Americas	36.6	31.1
Asia	3.2	3.2
Restructuring charges-Europe	(1.4)	(1.8)
Acquisition activity expense-Europe	(0.2)	(0.5)
Acquisition activity expense-Americas	(0.9)	(0.1)

Total operating earnings	$53.7	$48.3

Net earnings for the nine months of fiscal 2012 were $98.6 million or $1.99 per diluted share, and included the unfavorable impact from highlighted charges of $0.07 per share. Highlighted charges include $2.1 million, $2.7 million pre-tax, for restructuring plans and $1.6 million, $2.5 million pre-tax, for expenses related to acquisition activities partially offset by a $0.6 million, $0.9 million pre-tax, legal settlement in favor of the Company.

Net earnings for the nine months of fiscal 2011 were $83.3 million or $1.67 per diluted share, and included the unfavorable impact from highlighted charges of $0.10 per share. Highlighted charges include $4.1 million, $5.2 million pre-tax, for restructuring plans and $1.0 million, $1.3 million pre-tax, for expenses related to acquisition activities.

Adjusted net earnings for the nine months of fiscal 2012, on a non-GAAP basis, were $2.06 per diluted share. This compares to the prior year nine months adjusted net earnings of $1.77 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the nine months of fiscal 2012 were $1,690.6 million, an increase of 19% from the net sales of $1,416.4 million in the comparable period in fiscal 2011. The 19% increase was the result of a 9% increase in organic volume, a 3% increase due to pricing, a 3% increase from acquisitions and a 4% increase from foreign currencies translation impact.

The Company’s operating results for its business segments for the nine months of fiscal years 2012 and 2011 are as follows:

	Nine Months ended ($ Millions)
	January 1, 2012	January 2, 2011
Net sales by Segment
Europe	$745.9	$632.3
Americas	792.7	651.4
Asia	152.0	132.7

Total net sales	$1,690.6	$1,416.4

Operating earnings
Europe	$45.3	$35.9
Americas	96.8	91.6
Asia	7.1	9.3
Restructuring charges-Europe	(2.7)	(5.2)
Legal proceedings settlement income-Europe	0.9	—
Acquisition activity expense-Europe	(0.3)	(0.8)
Acquisition activity expense-Americas	(2.2)	(0.5)

Total operating earnings	$144.9	$130.3

“Our third quarter adjusted earnings of $0.80 per diluted share are the highest quarterly earnings in our Company’s history,” stated John D. Craig, chairman, president and chief executive officer of EnerSys. “I am very pleased with our performance especially given the current global economic environment. I am also excited about the opportunities presented by our recent investments in South America and South Africa and the addition of the GAIA technology to our lithium product offering.”

Mr. Craig added, “Our fourth quarter guidance for non-GAAP adjusted net earnings per diluted share will be between $0.86 to $0.90 which excludes the expected charge of $0.07 from our ongoing restructuring programs and acquisition expenses. The increasing sequential quarterly earnings are due to the fourth quarter seasonally being our strongest earnings quarter, lower commodity costs and relatively stable volumes.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, “GAAP”. EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and other highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities and those charges and credits that are not directly related to operating unit performance, such as fees and expenses related to acquisition activities. Because these charges are not incurred as a result of ongoing operations or are incurred as a result of a potential acquisition, they are not a helpful measure of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	January 1, 2012		January 2, 2011
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$36.8		$33.7
Non-GAAP adjustments, net of tax:
Restructuring charge-Europe	1.1	(1)	1.4	(1)
Acquisition activity expense-Europe	0.1	(3)	0.4	(3)
Acquisition activity expense-Americas	0.6	(3)	0.1	(3)

Non-GAAP adjusted net earnings	$38.6		$35.6

Outstanding shares used in per share calculations
Basic	47,704,567		49,564,495

Diluted	48,045,900		50,331,554

Non-GAAP adjusted net earnings per share:
Basic	$0.81		$0.72

Diluted	$0.80		$0.71

Reported net earnings per share:
Basic	$0.77		$0.68

Diluted	$0.77		$0.67

	Nine Months ended
	January 1, 2012		January 2, 2011
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$98.6		$83.3
Non-GAAP adjustments, net of tax:
Restructuring charge-Europe	2.1	(1)	4.1	(1)
Legal proceedings settlement income-Europe	(0.6	)(2)	—
Acquisition activity expense-Europe	0.2	(3)	0.6	(3)
Acquisition activity expense-Americas	1.4	(3)	0.4	(3)

Non-GAAP adjusted net earnings	$101.7		$88.4

Outstanding shares used in per share calculations
Basic	49,075,629		49,168,320

Diluted	49,507,047		49,840,357

Non-GAAP adjusted net earnings per share:
Basic	$2.07		$1.80

Diluted	$2.06		$1.77

Reported net earnings per share:
Basic	$2.01		$1.69

Diluted	$1.99		$1.67

(1)

Resulting from pre-tax restructuring charges in Europe of approximately $1.4 million in the third quarter of fiscal 2012 and approximately $1.8 million in the third quarter of fiscal 2011, respectively and approximately $2.7 million for the nine months of fiscal 2012 and approximately $5.2 million for the nine months of fiscal 2011.

(2)

Resulting from pre-tax legal settlement income of approximately $0.9 million in Europe in the second quarter of fiscal 2012 relating to a fiscal 2009 litigation whereby the Company’s share of damages was reduced and monies refunded.

(3)

Resulting from pre-tax charges for acquisition activity expense of approximately $0.2 million in Europe and $0.9 million in Americas in the third quarter of fiscal 2012 and approximately $0.5 million in Europe and $0.1 million in Americas in the third quarter of fiscal 2011. Pre-tax charges for acquisition activity expense for the nine months of fiscal 2012 was approximately $0.3 million in Europe and $2.2 million in Americas and $0.8 million in Europe and $0.5 million in Americas in the nine months of fiscal 2011.

Summary of Earnings (Unaudited)

(In millions, except share and per share data)

	00000000000	00000000000
	Quarter ended
	January 1, 2012	January 2, 2011

Net sales	$574.2	$508.6
Gross profit	130.8	117.9
Operating expenses	75.7	67.8
Restructuring charges	1.4	1.8
Operating earnings	53.7	48.3
Earnings before income taxes	47.8	43.1

Net earnings	$36.8	$33.7

Net earnings per common share:
Basic	$0.77	$0.68

Diluted	$0.77	$0.67

Weighted average shares outstanding:
Basic	47,704,567	49,564,495

Diluted	48,045,900	50,331,554

	00000000000	00000000000
	Nine Months ended
	January 1, 2012	January 2, 2011

Net sales	$1,690.6	$1,416.4
Gross profit	367.2	325.2
Operating expenses	220.5	189.7
Restructuring charges	2.7	5.2
Legal proceedings settlement income	(0.9)	—
Operating earnings	144.9	130.3
Earnings before income taxes	130.3	112.0

Net earnings	$98.6	$83.3

Net earnings per common share:
Basic	$2.01	$1.69

Diluted	$1.99	$1.67

Weighted average shares outstanding:
Basic	49,075,629	49,168,320

Diluted	49,507,047	49,840,357

EnerSys will host a conference call to discuss the Company’s third quarter fiscal 2012 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, February 9, 2012 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer, and Michael J. Schmidtlein, Senior Vice President Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Thursday, February 9, 2012
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	800-299-0148
International Dial-In Number:	617-801-9711
Passcode:	51262855

A replay of the conference call will be available from 11:00 a.m. on February 9, 2012 through midnight on March 9, 2012.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	77051752

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800-538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power supplies, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world under the direction of its Americas, Europe and Asia regional headquarters.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in EnerSys’ Quarterly Report on Form 10-Q for the quarter ended January 1, 2012. No undue reliance should be placed on any forward-looking statements.